Exhibit 99.1
PRESS RELEASE
STELLAR BANCORP, INC. DECLARES QUARTERLY DIVIDEND
AND NEW SHARE REPURCHASE PROGRAM
HOUSTON, May 23, 2024 - (BUSINESS WIRE) – Stellar Bancorp, Inc. (the “Company”) (NYSE: STEL) today announced that on May 23, 2024, its Board of Directors declared a quarterly cash dividend in the amount of $0.13 per share of common stock. The dividend will be payable on June 28, 2024 to the Company’s shareholders of record as of the close of business on June 14, 2024.
The Company also announced that its Board of Directors authorized a new share repurchase program under which the Company may repurchase up to $60 million of the Company’s common stock through May 31, 2025. The Company has an existing share repurchase program under which the Company may repurchase up to $60 million of the Company’s common stock through May 31, 2024.

Repurchases under the share repurchase program may be made from time to time at the Company’s discretion in open market transactions, through block trades, in privately negotiated transactions, and pursuant to any trading plan that may be adopted by the Company’s management in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or otherwise. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. The share repurchase program does not obligate the Company to acquire a specific dollar amount or number of shares and may be modified, suspended or discontinued at any time.

About Stellar Bancorp, Inc.
Stellar Bancorp, Inc. is a bank holding company headquartered in Houston, Texas. The Company’s principal banking subsidiary, Stellar Bank, provides a diversified range of commercial banking services primarily to small- to medium-sized businesses and individual customers across the Houston, Dallas, Beaumont and surrounding communities in Texas.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, the Company does not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning the Company’s plans, objectives, strategies, expectations, intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “building,” “continue,” “could,” “drive,” “estimates,” “expects,” “extent,” “focus,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “might,” “outlook,” “plan,” “position,” “probable,” “progressing,” “projects,” “prudent,” “seeks,” “should,” “target,” “view,” “will” or “would” or the negative of these words and phrases or similar words or phrases. For a list of factors that could cause actual results to differ materially from those set forth in the forward-looking statements, see the risk factors described in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other reports that are filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

IR@stellar.bank
1